Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Murphy USA Inc.:

We consent to the use of our reports dated February 19, 2019, with respect to the consolidated balance sheets of Murphy USA Inc. and subsidiaries as of December 31, 2018 and 2017, the related consolidated income statements, statements of cash flows, and statements of changes in equity for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement Schedule II (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference and to the reference to our firm under the heading Experts in the prospectus.

/s/ KPMG LLP

Shreveport, Louisiana

August 30, 2019